Exhibit 99.1

Intercept Pharmaceuticals Appoints Christian Weyer as Executive Vice President of Research & Development

NEW YORK, November 27, 2017 – Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT), a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat progressive non-viral liver diseases, today announced the appointment of Christian Weyer, M.D., M.A.S., as Executive Vice President, Research & Development, reporting to Dr. Mark Pruzanski, President and CEO. Dr. David Shapiro will continue in his role as Chief Medical Officer.

“Chris brings more than 20 years of experience in metabolic drug development to the executive management team at Intercept,” said Dr. Pruzanski. “His track record of managing global clinical development programs and strategic partnerships, combined with his clinical trial experience that spans all stages of product development and the continuum of diabetes, obesity and NASH, makes Chris ideally suited to lead our R&D organization moving forward.”

Dr. Weyer most recently served as President and Chief Development Officer of ProSciento, a clinical research and development service provider focused on diabetes, obesity, nonalcoholic fatty liver disease and NASH. Prior to ProSciento, Dr. Weyer held executive leadership roles as President and CEO of Fate Therapeutics and as Senior Vice President of Research & Development, among other leadership roles of increasing responsibility, at Amylin Pharmaceuticals. Earlier in his career, Dr. Weyer held positions at the National Institutes of Health and the Department of Metabolic Disorders at the University of Düsseldorf, Germany.

“Building on a strong scientific foundation with compelling clinical evidence, Intercept is leading the industry’s most advanced clinical development program in NASH, a prevalent and serious disorder with global health-economic impact and no currently available pharmacological treatment options,” said Dr. Weyer. “I am thrilled to be joining the company at such a significant juncture and look forward to helping advance its mission of bringing innovative new treatments to patients around the world who are living with progressive non-viral liver diseases with high unmet needs.”

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat progressive non-viral liver diseases, including primary biliary cholangitis (PBC), nonalcoholic steatohepatitis (NASH), primary sclerosing cholangitis (PSC) and biliary atresia. Founded in 2002 in New York, Intercept now has operations in the United States, Europe and Canada. For more information, please visit www.interceptpharma.com or connect with the company on Twitter and LinkedIn.

About Nonalcoholic Steatohepatitis

Nonalcoholic steatohepatitis (NASH) is a serious progressive liver disease caused by excessive fat accumulation in the liver that induces chronic inflammation, resulting in progressive fibrosis (scarring) that can lead to cirrhosis, eventual liver failure, cancer and death. There are currently no medications approved for the treatment of NASH. The proportion of liver transplants attributable to NASH has increased rapidly in past years and by 2020 the disease is projected to become the leading indication for liver transplant.

Exhibit 99.1

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of important risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the potential benefit and commercial potential of Ocaliva in PBC, and Intercept's ability to maintain its regulatory approval in jurisdictions in which Ocaliva is approved for use in PBC; the initiation, cost, timing, progress and results of Intercept's development activities, preclinical studies and clinical trials; the timing of and Intercept's ability to obtain and maintain regulatory approval of OCA in PBC in countries outside the ones in which it is approved and in indications other than PBC and any other product candidates it may develop; conditions that may be imposed by regulatory authorities on Intercept's marketing approvals for its products and product candidates such as the need for clinical outcomes data (and not just results based on achievement of a surrogate endpoint), and any related restrictions, limitations, and/or warnings in the label of any approved products and product candidates; Intercept's plans to research, develop and commercialize its product candidates; Intercept's ability to obtain and maintain intellectual property protection for its products and product candidates; Intercept's ability to successfully commercialize its products and product candidates; the size and growth of the markets for Intercept's products and product candidates and its ability to serve those markets; the rate and degree of market acceptance of any of Intercept's products, which may be affected by the reimbursement received from payors; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; the election by Intercept's collaborators to pursue research, development and commercialization activities; Intercept's ability to attract collaborators with development, regulatory and commercialization expertise; Intercept's need for and ability to obtain additional financing; Intercept's estimates regarding expenses, revenues and capital requirements and the accuracy thereof; Intercept's use of cash and short-term investments; Intercept's ability to attract and retain key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2016 filed on March 1, 2017 as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

Contact

For more information about Intercept Pharmaceuticals, please contact:

Mark Vignola

+1-646-747-1000

investors@interceptpharma.com

Christopher Frates

+1-646-757-2371

media@interceptpharma.com